JPMorgan Funds - J.P. Morgan Mutual Fund Investment Trust
Rule 10f-3 Transactions
For the period from January 1, 2014 to June 30, 2014

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Growth Advantage Fund
Trade Date 1/23/2014
Issuer Nektar Therapeutics (NKTR) Secondary
Cusip 64026810
Shares 895,200
Offering Price $12.75
Spread $0.765
Cost $11,413,800
Dealer Executing Trade Jefferies and Company
% of Offering  purchased by firm 11.23%
Syndicate Members J.P. Morgan / Jefferies / William Blair / Cowen and Company / Piper Jaffray / Brean Capital / Roth Capital Partners
Fund JPMorgan Growth Advantage Fund
Trade Date 5/1/2014
Issuer HD Supply Holdings, Inc.(HDS) Secondary
Cusip 40416M10
Shares 1,222,900
Offering Price $26.00
Spread $0.91
Cost $31,795,400
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 5.49%
Syndicate Members BofA Merrill Lynch / Barclays / Credit Suisse / J.P. Morgan / Citigroup / Deutsche Bank Securities / Goldman Sachs & Co. / Morgan Stanley / UBS Investment Bank / Wells Fargo Securities / Baird / William Blair / Raymond James / BB&T Capital Markets / SunTrust Robinson Humphrey / Drexel Hamilton / Guzman & Company